SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

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Pacific Funds Series Trust (formerly called Pacific Life Funds)

(Name of Registrant as Specified In Its Charter)

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PACIFIC FUNDS SERIES TRUST

(formerly called Pacific Life Funds)

PF INFLATION MANAGED FUND

INFORMATION STATEMENT DATED MARCH 6, 2015

This document (“Information Statement”) provides information concerning a new sub-adviser and a new sub-advisory agreement for the PF Inflation Managed Fund and is being sent on or about March 6, 2015 to shareholders of record as of March 6, 2015.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Funds Series Trust (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved an additional sub-adviser and a new sub-advisory agreement with respect to the PF Inflation Managed Fund (the “Fund”), effective January 14, 2015. Information regarding this addition of a sub-adviser was included in supplements dated December 2 and December 31, 2014 to the Trust’s prospectus for Class P Shares dated August 1, 2014, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the hiring of a new sub-adviser requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the hiring of the additional sub-adviser is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on September 16-17, 2014, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about December 31, 2014: (1) a new Subadvisory Agreement with Western Asset Management Company (“WAMCO”) with respect to the PF Inflation Managed Fund (the “Western Asset Sub-Advisory Agreement”); and (2) sub-advisory agreements between WAMCO and three WAMCO affiliates: Western Asset Management Company Limited, Western Asset Management Company Pte. Ltd. and Western Asset Management Company Ltd. (the “Sub-Advisory Affiliates” and together with WAMCO, “Western Asset”), and appointed Western Asset as co-sub-adviser (“co-Sub-Adviser”) for this Fund. Western Asset’s appointment as co-Sub-Adviser and the Board’s approval of the Western Asset Sub-Advisory Agreement and the sub-advisory agreements by and among WAMCO and the Sub-Advisory Affiliates (the “Sub-Advisory Affiliates Agreements”) were made in accordance with the exemptive order issued by the SEC with regard to the Trust and do not require shareholder approval. In order to facilitate these changes, a portion of the Fund’s holdings were sold by the existing sub-adviser, and in accordance with recommendations made by the new co-Sub-Adviser, new investments were purchased for its portion of the Fund’s holdings.

II.    Board Consideration of the New Sub-Advisory Agreement

In evaluating the Western Asset Sub-Advisory Agreement and Sub-Advisory Affiliates Agreements, the Board, including the Independent Trustees, considered the factors described below. The Board also considered PLFA’s previous recommendation of Western Asset as sub-adviser of the Inflation Strategy Portfolio of Pacific Select Fund. The Board noted the due diligence conducted by PLFA on Western Asset and the strategy to be used for the Fund, and PLFA’s recommendation of Western Asset to serve as an additional sub-adviser of the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate. Prior to making a decision, the Board also considered the report of the PLFA Conflicts Review Committee.

In evaluating the Western Asset Sub-Advisory Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Western Asset as co-Sub-Adviser to the PF Inflation Managed Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by Western Asset. In this regard, the Trustees considered various materials relating to the proposed co-Sub-Adviser, including copies of the proposed Western Asset Sub-Advisory Agreement; copies of Western Asset’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the Western Asset Sub-Advisory Agreement, Western Asset would be responsible for providing the investment management services for a portion of the Fund’s assets, including investment research, advice, supervision of investment management services provided by the Sub-Advisory Affiliates, and determining which securities would be purchased or sold by that portion of the Fund. The Trustees considered the quality of the management services expected to be provided to the PF Inflation Managed Fund over both the short- and long-term, the organizational depth and resources of Western Asset, including the background and experience of Western Asset’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved Western Asset’s written compliance policies and procedures and that the Trust’s CCO previously provided an assessment of Western Asset’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to Western Asset, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Western Asset.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the PF Inflation Managed Fund by Western Asset under the Western Asset Sub-Advisory Agreement, including the Sub-Advisory Affiliates Agreements.

B.    Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage an inflation-indexed fixed income strategy and PLFA’s identification of Western Asset to serve as Sub-Adviser with regard to a portion of the PF Inflation Managed Fund’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related Western Asset Sub-Advisory Agreement, including the factors described below.

The Trustees considered that Western Asset would be managing its allocation in the PF Inflation Managed Fund using a strategy similar to the strategy it uses to manage the Inflation Strategy Portfolio of Pacific Select Fund, and that the same Western Asset portfolio management team that currently manages the Inflation Strategy Portfolio would co-manage the PF Inflation Managed Fund. The Trustees considered information about the performance of the Inflation Strategy Portfolio and a composite that reflects the performance of Western Asset’s U.S. Treasury Inflation Protection Securities (“TIPS”) strategy (the “Composite”). The Trustees considered the Inflation Strategy Portfolio’s performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one- and three-year periods as of June 30, 2014, and the Composite’s performance against a pertinent benchmark for the year-to-date, one-, three-, five- and ten-year periods as of June 30, 2014. The Trustees also considered the Inflation Strategy Portfolio’s performance against a pertinent benchmark and an applicable peer group for the previous two calendar years, and the Composite’s performance against a pertinent benchmark for the previous five calendar years. Additionally, the Trustees considered the Inflation Strategy Portfolio’s standard deviation against a pertinent benchmark and an applicable peer group for the three-year period as of June 30, 2014 and the Composite’s tracking error against an applicable peer group for the three- and five-year periods as of June 30, 2014.

The Trustees considered additional information about the historical performance of a fund managed by Western Asset using similar investment strategies as those proposed for the PF Inflation Managed Fund against a pertinent benchmark for the one-, three-, five- and ten-year and since inception periods, as applicable, as of June 30, 2014. In addition, the Trustees considered the need for Western Asset to adhere to the Fund’s general investment mandate in order to function appropriately in the Pacific Funds Portfolio Optimization Funds.

The Board determined that Western Asset’s performance record with respect to similarly managed accounts was acceptable.

C.    Advisory and Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Sub-Adviser with regard to another fund with substantially similar investment strategies as the PF Inflation Managed Fund. The Trustees also considered that the proposed sub-advisory fees payable to Western Asset under the Sub-Advisory Agreement contain breakpoints and that the sub-advisory fees will be based on the combined net assets of the Inflation Strategy Portfolio of Pacific Select Fund and Western Asset’s portion of the PF Inflation Managed Fund. The Trustees also considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Fund, but that PLFA had agreed to an advisory fee waiver that would reduce the total advisory fees paid by shareholders. The Trustees considered that although the amount of the advisory fee retained by PLFA was expected to increase as a result of the addition of Western Asset as co-Sub-Adviser of the Fund, the Fund’s advisory fee is competitive with peers. In comparing the proposed fees to be paid by the PF Inflation Managed Fund to fees charged by Western Asset for other similarly managed funds, the Trustees noted that there were differences in the nature of the accounts. These differences explained differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Western Asset, and that the PF Inflation Managed Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the PF Inflation Managed Fund.

Additionally, the Trustees considered that there are certain costs associated with adding a sub-adviser, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser addition.

The Board concluded that the compensation payable under the Western Asset Sub-Advisory Agreement and the Sub-Advisory Affiliates Agreements is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the costs to Western Asset of sub-advising a portion of the PF Inflation Managed Fund and the projected profitability of the Western Asset Sub-Advisory Agreement to Western Asset, to the extent practicable based on the financial information provided by Western Asset. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. The Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Western Asset with respect to the negotiation of Fund sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the Western Asset Sub-Advisory Agreement to Western Asset is an estimate because it had not yet begun to manage the Fund.

The Board concluded that the PF Inflation Managed Fund’s fee structure reflected in the Western Asset Sub-Advisory Agreement and Sub-Advisory Affiliates Agreements is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and Western Asset information concerning other benefits that may be received by Western Asset and its affiliates as a result of their relationship with the PF Inflation Managed Fund, including commissions that may be paid to broker-dealers affiliated with the Sub-Adviser and the anticipated use of soft-dollars by the Sub-Adviser. In this regard, the Trustees noted that Western Asset represented that it does not anticipate utilizing an affiliated broker-dealer and that it does not anticipate using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by Western Asset and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Western Asset Sub-Advisory Agreement and the Sub-Advisory Affiliates Agreements are in the best interests of the PF Inflation Managed Fund and its shareholders; and (ii) the compensation payable under the Western Asset Sub-Advisory Agreement and the Sub-Advisory Affiliates Agreements is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Sub-Advisory Agreement

The Western Asset Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the Fund’s existing sub-adviser. Western Asset, subject to the supervision of the Adviser, provides a continuous investment program for that portion of the Fund allocated to Western Asset by the Adviser, and determines the composition of the assets of such portion, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. Western Asset bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Western Asset Sub-Advisory Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the Western Asset Sub-Advisory Agreement, Western Asset is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Western Asset Sub-Advisory Agreement, except generally: (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and/or duties under the Western Asset Sub-Advisory Agreement; (ii) by its breach of any provision of the Western Asset Sub-Advisory Agreement, including its breach of any representation, warranty or undertaking; (iii) that are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Adviser, the Trust, or any affiliated person of the Trust by the Sub-Adviser or any affiliated person or agent or delegate of the Sub-Adviser; or (iv) that are based upon a breach of the Sub-Adviser’s fiduciary duties to the Trust or violation of applicable law. The Western Asset Sub-Advisory Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Western Asset Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate paid by the PF Inflation Managed Fund to the Adviser in connection with the appointment of Western Asset as co-Sub-Adviser. Additionally, the sub-advisory fee rate paid by the Adviser to the existing sub-adviser, Pacific Investment Management Company LLC (“PIMCO”), now serving as co-sub-adviser with Western Asset, did not change. The Adviser has contractually agreed to a waiver of 0.02% of its advisory fee through July 31, 2016. The waiver agreement will terminate: (i) if the investment advisory agreement is terminated, (ii) upon approval of the Board and prior notice to the Adviser or (iii) if the Western Asset Sub-Advisory Agreement is terminated.

The sub-advisory fee rates payable to Western Asset and PIMCO are referenced below:

Western Asset Fee Schedule[1]
0.125% on the first $100 million
0.075% on next $100 million
0.050% on next $800 million
0.040% on next $1 billion
0.030% on excess over $2 billion

1 Fee schedule applies to the annual percentage of the average daily net assets of a portion of the PF Inflation Managed Fund (“Segment”) and is multiplied by the average daily net assets of the Segment for the relevant calendar month. When determining the breakpoint rate under the Western Asset Sub-Advisory Agreement, the average daily net assets of the applicable Segment of the PF Inflation Managed Fund managed by Western Asset are aggregated with the average daily net assets of the Inflation Strategy Portfolio, a series of Pacific Select Fund (“Combined Assets”), which is managed by Western Asset.

PIMCO Fee Schedule[1]
0.250% on the first $1 billion
0.200% on excess

1 When determining the breakpoint rate under the PIMCO fund management agreement, the average daily net assets of the applicable Segment of the PF Inflation Managed Fund managed by PIMCO are aggregated with the average daily net assets of the Inflation Managed Portfolio, a series of Pacific Select Fund (“Combined Assets”), which is managed by PIMCO.

For the Fund’s fiscal year ended March 31, 2014, the Fund did not pay any brokerage commissions to an affiliated broker of Western Asset.

IV.    Information Regarding Western Asset

Western Asset Management Company operates from offices in California and New York. Portfolio management services are also provided by Western Asset Management Company Ltd. (Japan), Western Asset Management Company Pte. Ltd. (Singapore) and Western Asset Management Company Limited (United Kingdom) (together with Western Asset Management Company, these firms are collectively “Western Asset”), and each is a registered investment adviser, and a wholly-owned subsidiary of Legg Mason, Inc. Western Asset, together with other affiliated investment advisory entities around the world, provide global asset management services. As of December 31, 2014, Western Asset, together with its other affiliated investment advisory entities, had total assets under management of approximately $466 billion.

The addresses for Legg Mason, Inc., WAMCO and the Sub-Advisory Affiliates are as follows:

Legg Mason, Inc. 100 International Drive Baltimore, Maryland 21202 USA	Western Asset Management Company Ltd. 36F Shin-Marunouchi Building 5-1 Marunouchi 1-Chome Chiyoda-Ku Tokyo 100-6536, Japan

Western Asset Management Company 385 East Colorado Boulevard Pasadena, California 91101 USA	Western Asset Management Company Limited 10 Exchange Square Primrose Street London EC2A 2EN UK

Western Asset Management Company Pte. Ltd. 1 George Street #23-01 Singapore 049145

Western Asset acts as investment adviser to the following registered investment companies (as of December 31, 2014), each of which has a similar investment objective as the Fund.

Fund Name	Net Assets	Compensation Rate	Waived/ Reduced
Pacific Select Fund - Inflation Strategy Portfolio	$752 million	0.125% on the first $100 million 0.075 % on next $100 million 0.050% on next $800 million 0.040% on next $1 billion 0.030% on excess over $2 billion	No

Confidential Fund	$580 million	0.200% on total net assets	No

As of December 31, 2014, Western Asset’s principal executive officers and directors, and their principal occupations, are:

Name	Title(s) and Principal Occupation
James W. Hirschmann	Chief Executive Officer and President
James J. Flick	Director of Global Client Services & Marketing
Bruce D. Alberts	Chief Financial Officer
Charles A. Ruys de Perez	General Counsel and Secretary; Head of Legal & Compliance
Brett B. Canon	Director of Risk Management & Operations
Daniel E. Giddings	Assistant Secretary; Manager, International Legal & Compliance
Gavin L. James	Director of Global Portfolio Operations
Jeffrey A. Nattans	Non-executive Director
Francis B. Bilson	Non-executive Director

The address for the above individuals is 385 East Colorado Boulevard, Pasadena, California 91101 except for Jeffrey A. Nattans and Francis B. Bilson. Messrs. Nattans and Bilson’s address is 100 International Drive, Baltimore, Maryland 21202.

No officer or Trustee of the Trust is an officer, director or shareholder of Western Asset (including its affiliates).

Additional Information

Additional information about Western Asset is available in Pacific Funds Series Trust’s Statement of Additional Information a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended March 31, 2014 and the Trust’s semi-annual report for the fiscal half-year ended September 30, 2014 were previously sent to shareholders. Both reports are available upon request without charge by contacting Pacific Funds Series Trust by:

Regular mail:	Pacific Funds Series Trust, P.O. Box 9768, Providence, RI 02940-9768

Express mail:	Pacific Funds Series Trust, 4400 Computer Drive, Westborough, MA 01581

Telephone:	(800) 722-2333 (select Option 2)

Website:	www.PacificLife.com/pacificfunds.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA, and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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